Exhibit 5.1

[Blank Rome LLP letterhead]

Phone:	215-569-5500
Fax:	215-569-5555
Email:	www.blankrome.com

June 25, 2003

Xerox Corporation

800 Long Ridge Road

Stamford, CT 06904

Re:	7 1/8% Senior Notes due 2010
and 7 5/8% Senior Notes due 2013

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Xerox Corporation, a New York corporation (“Xerox”), with respect to its wholly owned subsidiary Intelligent Electronics, Inc., a Pennsylvania corporation (“IEI”), in connection with the public offering and sale by Xerox of $700 million aggregate principal amount of 7 1/8% Senior Notes due 2010 (the “Seven Year Notes”) and $550 million aggregate principal amount of 7 5/8% Senior Notes due 2013 (the “Ten Year Notes” and, together with the Seven Year Notes, the “Notes”) to be issued under the First Supplemental Indenture among Xerox, Xerox International Joint Marketing, Inc. (“XIJMI”) and IEI (XIJMI and IEI collectively, the “Guarantors”) and Wells Fargo Bank Minnesota, National Association, as trustee, dated as of June 25, 2003, (the “Supplemental Indenture”), to the Indenture, dated as of June 25, 2003 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), among Xerox and Wells Fargo Bank Minnesota, National Association, as trustee. Section 1401 of the Supplemental Indenture provides for the guarantee by IEI of obligations of Xerox under the Indenture as set forth therein. Section 1402 of the Supplemental Indenture provides for the endorsement on each Note of a notation of such guarantee by IEI (the “IEI Guaranty”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

Although as special counsel to Xerox, we have advised it in connection with certain matters referred to us by it, our services to Xerox are limited to specific matters so referred. Consequently, we do not have knowledge of other transactions or matters in which Xerox is engaged or its day-to-day business or other activities.

In rendering the opinion set forth herein, we have examined and relied on originals or copies of the documents listed in Exhibit A (the “Transaction Documents”) and such other instruments, documents and certificates, including certificates of public officials and officers of IEI, as we have deemed necessary or appropriate. In rendering the opinion expressed below, we have assumed that: (a) all the Transaction Documents and other documents referred to in this

Xerox Corporation

June 25, 2003

opinion letter have been or will be duly executed, delivered and authenticated by (except to the extent set forth below as to IEI) and constitute legal, valid, binding and enforceable obligations of all of the parties to such documents, (b) all of the signatories to such documents (except to the extent set forth below as to IEI) have been or will be duly authorized, and (c) all the parties to such documents have (except to the extent set forth below as to IEI) been duly organized and are validly existing and have the power and authority (corporate and otherwise) to execute and perform such documents.

In addition, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have not made any independent investigation in providing this opinion letter other than the document examination described above.

Based upon and subject to the assumptions, limitations and qualifications heretofore and hereafter set forth in this opinion letter, in our opinion, the IEI Guaranty has been duly authorized, executed and delivered by IEI under the laws of the Commonwealth of Pennsylvania (“Commonwealth”).

In addition to the assumptions, limitations and qualifications set forth above, the opinion set forth above is also subject to the following additional assumptions, limitations and qualifications:

        A.  The rights of the parties to the Transaction Documents may be subject to the requirement that such parties act in good faith and in a commercially reasonable manner.

        B.  The subsistence of IEI in the Commonwealth is based solely on the Officer’s Secretary’s Certificate dated as of June 25, 2003 of IEI attached hereto as Exhibit B. On June 25, 2003, we also contacted by telephone the Corporation Bureau of the Pennsylvania Department of State which then confirmed that IEI is duly incorporated under the laws of the Commonwealth and remains subsisting.

        C.  We express no opinion as to whether IEI is in compliance with any federal, state or local law, rule or regulation.

The opinion expressed herein is limited to the laws of the Commonwealth, and we express no opinion as to the applicability or the effect of the laws of any jurisdiction other than the laws of the Commonwealth. Notwithstanding the foregoing, no opinion is expressed with regard to, or as to the effect on the opinion expressed herein of, any law, rule or regulation of the Commonwealth relating to (a) pollution or protection of the environment, (b) labor, employee

Xerox Corporation

June 25, 2003

rights and benefits, or occupational safety and health, or (c) (1) antitrust matters, (2) tax matters, (3) anti-fraud matters or (4) securities regulation.

The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change without possible retroactive effect. We assume no obligation to supplement this opinion letter if any applicable law, rule or regulation changes after the date of this opinion letter or if we become aware of any facts that might change the opinion expressed above after the date of this opinion letter.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement (as defined in Exhibit A). In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,

BLANK ROME LLP

Exhibit A

(a)  The registration statement on Form S-3 (File Nos. 333-101164 and 333-101164-01, -03 and –05 through –13) of Xerox and the Guarantors relating to the Notes and other securities of Xerox filed with the Commission under the Act and Pre-Effective Amendments No. 1, No. 2 and No 3 thereto (such registration statement, as so amended and declared effective by the Commission on June 10, 2003, being herein referred to as the “Registration Statement”);

(b)  the prospectus, dated June 10, 2003, relating to the offering of Notes of Xerox, which forms a part of and is included in the Registration Statement;

(c)  the prospectus supplement, dated June 19, 2003, relating to the offering of the Notes;

(d)  an executed copy of the Underwriting Agreement, dated June 19, 2003 (the “Underwriting Agreement”) among Xerox and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Banc One Capital markets, Inc., Bear, Stearns & Co. Inc., Danske Markets Inc., BNP Paribas Securities Corp., Credit Suisse First Boston LLC, Fleet Securities, Inc. and PNC Capital Markets, Inc., as Representatives of the several underwriters;

(e)  an executed copy of each of the IEI Guaranty and the Notes;

(f)  an executed copy of the Indenture;

(g)  certificate of the Senior Vice President and Chief Financial Officer of Xerox, dated as of June 19, 2003, establishing the terms and conditions of the Notes;

(h)  the Certificate of Incorporation of IEI, as certified by an officer of IEI (the “IEI Certificate of Incorporation”);

(i)  the By-Laws of IEI, as certified by an officer of IEI, as being in full force and effect on the date hereof (the “IEI By-Laws”);

(j)  resolutions of the Board of Directors of IEI adopted on June 19, 2003, relating to, among other things, the issuance of the IEI Guaranty, as certified by an officer of IEI;

(k)  form of Current Report on Form 8-K to be filed with the Commission to which this opinion is to be filed as an exhibit;

(l)  Officer’s Certificate of IEI, dated as of June 25, 2003; and

(m)  Secretary’s Certificate of IEI, dated as of June 25, 2003.